Exhibit 14



            CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Agreement and Plan of Reorganization" in the Prospectus/Proxy Statement of the Federated Short-Term Municipal Trust, and to the incorporation by reference of our report dated August 16, 2002 with respect to the financial statements and financial highlights included in the June 30, 2002 Annual Report to Shareholders, which Prospectus, Statement of Additional Information, and
Annual Report to Shareholders are incorporated by reference in the Prospectus/Proxy Statement included in this Registration Statement on Form N-14 of Federated Short-Term Municipal Trust.


                                          /s/ ERNST & YOUNG LLP
                                          ERNST & YOUNG LLP

Boston, Massachusetts
August 21, 2003